EXHIBIT 99.1

Salt Lake City, Utah - On June 30, 2005 at the conclusion of a pretrial conference for a lawsuit filed last year on behalf of the Food and Drug Administration (FDA), Judge Bruce S. Jenkins scheduled the trial to begin on August 30, 2005 in the U.S. District Court in Salt Lake City. The parties estimated that the trial would last about six days.

CEO Kevin Cornwell states,

          "We remain disappointed with the length of time required to resolve this unnecessary lawsuit against UTMD and its employees, but are pleased that the time has arrived for the FDA allegations to be proven in Court, on the basis of the facts and the law.

          Our mission, confirmed by clinicians who use our products, has always been to manufacture and distribute medical devices of the highest quality. I remain confident that the Court will find that our procedures meet those directed by the Quality System Regulation, and result in continued release of high quality devices that perform as intended."

For the benefit of customers, the FDA has acknowledged that there is no claim in this case that UTMD's products are not safe or effective. UTMD expects to continue to manufacture and distribute all of its high quality products worldwide without any regulatory restriction.

Utah Medical Products, Inc. (Nasdaq: UTMD), with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of well-established, proven safe and effective, disposable and reusable specialty medical devices.